Exhibit 99(i)

ATMOSPHERIC GLOW TECHNOLOGIES, INC.

Audit Committee Charter

Audit Committee Purpose

The Board of Directors of Atmospheric Glow Technologies, Inc. (“AGT”) has established an Audit Committee (the “Committee”) to assist the Board of Directors in overseeing:

•	the accuracy and integrity of financial statements;

•	compliance with legal and regulatory requirements;

•	the appointment, remuneration and independence of external auditors;

•	the effectiveness of internal audit function; and

•	accounting processes, principles, reporting and audits.

Statement of Policy

The Committee shall assist the Board of Directors in fulfilling its responsibilities to the shareholders, potential shareholders, the investment community and others relating to AGT’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of AGT’s financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, the external auditors and AGT’s internal financial personnel and management. In discharging its oversight role, the Committee shall have the authority to:

•	investigate any matter discovered by it or brought to its attention;

•	examine all books, records and facilities of AGT;

•	interview any and all personnel of AGT; and

•	retain outside counsel or other experts for the foregoing purposes.

Membership

The Committee will consist of at least two members of the Board of Directors who meet the independence requirements of the Sarbanes Oxley Act 2002 (“Sarbanes Oxley”) and, if and when applicable, the relevant regulatory stock exchange authority. The members must be financially literate. A Committee member may not serve on an audit committee of another public company without the prior approval of the Board of Directors.

The Board of Directors will appoint the members annually and may remove Committee members at any time. The Board of Directors will also appoint a member to act as Chairman of the Committee.

Duties and Responsibilities

The duties and responsibilities of the Committee shall include the following:

•	select, appoint and set the remuneration of the external audit firm;

•	ensure the external audit firm’s independence including obtaining a written statement from the external auditors detailing all relationships with the organization, including non-audit services;

•	establish the scope, and review the results, of the annual external audit;

•	pre-approve permissible non-audit services;

•	establish information security policies and risk assessment and risk management policies;

•	establish internal control policies and provide oversight of the internal control processes;

•	provide oversight of internal audit plans and reports;

•	design and implement procedures for treating complaints regarding financial accounting, reporting or auditing practices (whistle blowing) in a confidential and anonymous manner;

•	review and monitor corporate conduct policies and performance requirements, including corporate ethics policies;

•	review audit reports and financial statements with management and independent auditors prior to finalizing and filing;

•	ensure that the Audit Committee Charter accurately reflects the activities of the committee and obtain approval for updating the charter as appropriate;

•	provide a report on the Committee’s performance annually; and

•	provide reports on the implementation of Sarbanes Oxley or other regulatory requirements periodically.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that AGT’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. These are the responsibility of management and the external audit firm.

Meetings

The Committee will meet either in person or telephonically as determined by the Committee. Any member may call a meeting. A quorum will be a minimum of two members, although, to the extent permitted by the regulations, the Committee may delegate some of its duties to one or more members. The Committee is authorized to invite line management or other specialists to the meeting, in order to provide expert opinion or information in respect of issues being discussed.

The minutes of meetings are to be recorded and approved as a true record of decisions taken. A person should be designated to prepare agendas, take minutes and prepare any necessary information for members.

Reporting

The Committee shall provide timely and accurate reports to the Board of Directors and, if appropriate, to the shareholders and regulatory authorities, on matters included in “Duties and Responsibilities” above. As part of the reporting duty, the Committee will prepare annually and Audit Committee Report for inclusion in AGT’s proxy statement for the annual shareholders’ meeting.

Authorities

In order to undertake its activities, the Committee is authorized to study and investigate any activity within the organization or its subsidiaries, and shall require all employees to co-operate fully with such investigations. The Committee is also authorized to appoint any additional experts that it considers necessary in the completion of its duties.

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